EXHIBIT 10.1

                  EMPLOYMENT AGREEMENT dated as of August 1, 1999 (the "Agreement"), between AMERICAN COLOR GRAPHICS, INC., a New York corporation (the "Company") and M.J. ANDERSON (the "Executive").

                  WHEREAS, the Company and the Executive have entered into an Employment Agreement dated as of September 8, 1995, as amended (the "1995 Agreement"); and

                  WHEREAS, the parties hereto desire to replace the 1995 Agreement with this Agreement;

                  NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                  1.  Effectiveness of Agreement

                  This Agreement shall become effective as of August 1, 1999.

                  2.  Employment and Duties

                      2.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as President of the Company's Print Division ("Print"), upon the terms and conditions herein contained. The Executive's primary responsibilities shall be the active management of Print, subject to the direction and control of the Company's Chief Executive Officer. The Executive shall perform such other duties and services for the Company as may be reasonably designated from time to time by the Company's Chief Executive Officer. The Executive agrees to serve the Company faithfully and to the best of his ability.

                      2.2. Exclusive Services. Except as may otherwise be approved in advance by the Company's Chief Executive Officer, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability (or as otherwise permitted under the Company's Human Resources Policy and Procedures Manual), the Executive shall devote his full working time throughout the Employment Term (as defined in Section 2.3) to the services required of him hereunder. The Executive shall render his services exclusively to the Company during the Employment Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

                      2.3. Term of Employment. The Executive's employment under this Agreement shall commence as of the date hereof and shall terminate on the earlier of (i) March 31, 2002 or (ii) termination of the Executive's employment pursuant to this Agreement. Such period is hereinafter referred to as the "Employment Term", provided that Article 7, and any other provisions of this Agreement as they relate to Article 7, shall continue through the Consulting Period.

                      2.4. Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

                  3.  Annual Compensation

                      3.1. Base Salary. During his employment under this Agreement, the Executive shall be entitled to receive a base salary ("Base Salary") at a rate of $350,000 per annum, payable in accordance with the Company's payroll practices. The amount of the Base Salary shall be reviewed annually by the Company, and may, in the Company's discretion, be increased.

                      3.2. Annual Bonus. During his employment under this Agreement, the Executive shall be entitled to participate in an annual bonus plan, under which the Executive shall be entitled to receive a bonus of up to 50% of his Base Salary, payable in accordance with the terms of such bonus plan if the budget performance criteria for Print (as determined by the Board of Directors of the Company from time to time) are satisfied.

                  4.  Executive Benefits

                      The Executive shall, during his employment under this Agreement, be included to the extent eligible thereunder in all executive benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance and paid holidays, but not including bonus plans (except as provided in Section 3.2)) which shall be established by the Company for, or made available to, Executives of the Company generally.

                  5.  Termination of Employment

                      5.1. Termination Without Cause; Resignation for Good
Reason.

                      5.1.1. General. Subject to the provisions of Sections
5.1.2 and 8, if, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company without Cause (as defined in Section 5.3) or the Executive terminates his employment hereunder for Good Reason (as defined in Section 5.4), the Company shall (w) continue to pay the Executive the Base Salary (at the rate in effect on the date of such termination) for a period of two years beginning as of the date of termination (such period being referred to hereinafter as the 'Severance Period"), at such intervals as the same would have been paid had the Executive remained in the active service of the Company;
(x) pay the Executive a pro rata portion of the bonus to which the Executive would have been entitled for the year of termination pursuant to Section 3.2 had the Executive remained employed for the entire year, which bonus shall be payable at the time bonuses under the applicable bonus plan is paid to the Company's executives generally; (y) provide the Executive, during the Severance Period, with health insurance benefits substantially equivalent to the health insurance benefits made available by the Company to active Executives of the Company generally; and (z) make the payments referred to in Section 7.4 below at such intervals as the same would have been paid had the Executive served as a Consultant to the Company. The Company shall contribute to the cost of such health insurance benefits to the same extent it contributes to the cost of such benefits for such active Executives. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment except as determined in accordance with the terms of the Executive benefit plans or programs of the Company.

                      5.1.2. Conditions Applicable to the Severance Period. If, during the Severance Period, the Executive materially breaches his obligations under Section 9 of this Agreement, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Section 5.1.1.

                      5.1.3. Date of Termination. The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in Section 5.4 has expired without the Company having corrected, to the reasonable satisfaction of the Executive, the event or events subject to cure. If no date of resignation is specified in the written notice from the Executive to the Company, the date of termination shall be the first day following such expiration of such cure period.

                      5.2. Termination for Cause: Resignation Without Good
Reason.

                      5.2.1. General. If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, or the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of termination or resignation. The Executive shall have no further right to receive any other compensation, payments or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the Executive benefit plans or programs of the Company.

                      5.2.2. Date of Termination. Subject to the proviso to
Section 5.3, the date of termination for Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation without Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, 10 business days after receipt by the Company of written notice of resignation from the Executive.

                      5.3. Cause. Termination for "Cause" shall mean termination of the Executive's employment because of:

                           (i) any act or omission that constitutes a material
breach by the Executive of any of his obligations under this Agreement;

                           (ii) the continued failure or refusal of the
Executive to substantially perform the duties reasonably required of him as an Executive or consultant of the Company;

                           (iii) any willful and material violation by the
Executive of any Federal or state law or regulation applicable to the business of the Company, ACG Holdings, Inc. ("ACG Holdings") or any of their respective subsidiaries, or the Executive's conviction of a felony, or any willful perpetration by the Executive of a common law fraud; or

                           (iv) any other willful misconduct by the Executive
which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to the Company, ACG Holdings or any of their respective subsidiaries or affiliates (it being understood that the good faith performance by the Executive of the duties required of him pursuant to Sections 2.1 shall not constitute "misconduct" for purposes of this clause
(iv)); provided, however, that if any such Cause relates to the Executive's obligations under this Agreement, the Company shall not terminate the Executive's employment hereunder unless the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination, and the Executive has not, within 20 business days following receipt of the notice, cured such Cause, or in the event such Cause is not susceptible to cure within such 20 business day period, the Executive has not taken all reasonable steps within such 20 business day period to cure such Cause as promptly as practicable thereafter.

                      5.4. Good Reason. For purposes of this Agreement, "Good Reason' shall mean any of the following (without the Executive's prior written consent):

                           (i) a decrease in the Executive's base rate of
compensation or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment;

                           (ii) a material diminution of the responsibilities of
the Executive with the Company; or

                           (iii) the Executive is required to be based at an
office or location more than 25 miles from his current principal employment location; or

                           (iv) a material breach by the Company of any term or
provision of this Agreement,

provided, however, that no event or condition described in this Section 5.4 shall constitute Good Reason unless (X) the Executive gives the Company written notice of his objection to such event or condition, (Y) such event or condition is not corrected by the Company within 20 business days of its receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 20 business-day period, the Company has not taken all reasonable steps within such 20 business-day period to correct such event or condition as promptly as practicable thereafter) and (Z) the Executive resigns his employment with the Company and its subsidiaries not more than 60 days following the expiration of the 20 business-day period described in the foregoing clause (Y).

                  6.  Death, Disability or Retirement

                      In the event of termination of employment by reason of death, Permanent Disability (as hereinafter defined) or retirement, the Executive (or his estate, as applicable) shall be entitled to (x) Base Salary and benefits determined under Sections 3.1 and 4 hereof through the date of termination and (y) a pro rata portion of the bonus to which the Executive would have been entitled for the year of termination pursuant to Section 3.2 had the Executive remained employed for the entire year, which bonus shall be payable at the time bonuses under the applicable bonus plan is paid to the Company's executives generally. Other benefits shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. For purposes of this Agreement, "Permanent Disability" means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties as an Executive of the Company, which disability or infirmity shall exist for any continuous period of 180 days.

                  7.  Consulting Engagement

                      7.1 General. Effective April 1, 2002, the Company hereby agrees to engage the Executive as a consultant to the Company and the Executive hereby accepts such engagement with the Company for the period set forth in
Section 7.2 below, with the responsibilities determined pursuant to Section 7.3 below, all in accordance with the terms and conditions hereof.

                      7.2 Consulting Period. The period during which the Executive shall be engaged as a consultant by the Company (the "Consulting Period") shall commence on April 1, 2002, subject to Section 7.1 above, and shall terminate on the second anniversary thereof; provided, however, that the Company may, upon written notice to the Executive, terminate the Consulting Period and cease to make any payments described in Section 7.4 upon the occurrence of any event that constitutes Cause (including without limitation, any material breach by the Executive of his obligations under Section 9).

                      7.3 Consulting Services. The Executive's services hereunder during the Consulting Period shall consist of such consulting and advisory services, and shall be provided at such times, as may be requested from time to time by the Board or the President of the Company; provided, however, that such services shall not be required for more than 50 working days during any one-year period.

                      7.4 Compensation During Consulting Period. During the Consulting Period, as compensation for the consulting services to be performed by the Executive hereunder, and in lieu of the payments set forth in Article 3 above, the Company shall pay the Executive a fee of $125,000 per annum, payable in equal installments not less frequently than bi-weekly in accordance with the Company's payroll practices. In addition to the compensation provided for herein, Executive shall be entitled to be reimbursed for all reasonable and necessary expenses incurred in connection with and while performing his duties under this Agreement.

                      7.5 Independent Contractor Status During Consulting Period. The Company and the Executive agree that the Executive shall not be an Executive of the Company or any of its affiliates during the Consulting Period but shall act in the capacity of an independent contractor. Consequently, the Executive shall not (except as required by applicable law) be entitled to participate during the Consulting Period in any of the Executive benefit plans, programs or arrangements of the Company or any of its affiliates other than in the Company's health plan, until such time as Executive is 65 years of age, provided that Executive pays the Executive portion of the premiums under such plan.

                  8.  Mitigation Of Damages

                  Any payment to Executive provided for in Section 5.1 above will be reduced by any amounts which the Executive receives or is entitled to receive from another employer with respect to the Severance Period. The Executive shall promptly notify the Company in writing in the event that other employment is obtained during the Severance Period, and of the amounts which the Executive receives or is entitled to receive from such other employment.

                  9.  Non-solicitation; Confidentiality; Non-competition.

                      9.1. Non-solicitation. For so long as the Executive is employed or retained as a consultant by the Company and continuing for two years thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an Executive, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (x) solicit, hire, have contact with, or endeavor to entice away from the Company, ACG Holdings or any of their respective subsidiaries any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or key consultant of, the Company, ACG Holdings or any of their respective subsidiaries; or (y) solicit, hire, have contact with, or endeavor to entice away from the Company, ACG Holdings or any of their respective subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated (to the general knowledge of the Executive or the public) to become a customer or client) of the Company, ACG Holdings or any of their respective subsidiaries.

                      9.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company, ACG Holdings or any of their respective subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's, Communication's or any of their respective affiliates' or subsidiaries', products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's or products), business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company or operates other than as a result of disclosure by the Executive in violation of his agreements under this Section 9.2 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

                      9.3. No Competing Employment. For so long as the Executive is employed or retained as a consultant by the Company, and continuing for two years thereafter, Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as an Executive, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company, render any service to or in any way be affiliated with a competitor (or any person or entity that is reasonably anticipated (to the general knowledge of the Executive or the public) to become a competitor) of the Company, ACG Holdings or any of their respective subsidiaries.

                      9.4. Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Executive.

                      9.5 Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 8 may result in material and irreparable injury to the Company, ACG Holdings or their respective affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 9 or such other relief as may be required specifically to enforce any of the covenants in this Section 9. If for any reason, it is held that the restrictions under this Section 9 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 8 as will render such restrictions valid and enforceable.

                  10. Miscellaneous

                      10.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                            To the Company:

                                    American Color Graphics, Inc.
                                    100 Winners Circle
                                    Brentwood, TN 37027
                                    Telecopier No.:  615-377-0372
                                    Attention:  Steve Compton, Esq.

                            with a copy to:

                                    ACG Holdings, Inc.
                                    225 High Ridge Road
                                    Stamford, CT 06905
                                    Telecopier No.:  203-978-5408
                                    Attention:  Timothy M. Davis, Esq.

                            To the Executive:

                                    M.J. Anderson
                                    294 Barefield Court
                                    Lynchburg, TN 37352

                            with a copy to:







                      All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt,
(ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

                      10.2. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                      10.3. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

                      10.4. Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company, and the Executive. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

                      10.5 Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's Executive benefit plans, if any.

                      10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Tennessee applicable to contracts executed in and to be performed entirely within that state.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

                                AMERICAN COLOR GRAPHICS, INC.

                                By:           Stephen M. Dyott
                                    -----------------------------------------
                                              Stephen M. Dyott
                                     Chairman and Chief Executive Officer

                                EXECUTIVE

                                By:             M.J. Anderson
                                    -----------------------------------------
                                                M.J. Anderson